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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES


Torch Offshore, L.L.C.
Torch Express, L.L.C.
Torch Deepwater, Inc.
Torch de Mexico, S.A. de C.V. - incorporated in Mexico
Torch Offshore Nigeria Limited - incorporated in Nigeria